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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HAWAIIAN TELCOM HOLDCO, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Hawaiian Telcom Holdco, Inc.
P.O. Box 2200
Honolulu, HI 96841

March 14, 2014

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Hawaiian Telcom Holdco, Inc. to be held on Tuesday, May 6, 2014 at 8:00 a.m. at our headquarters at 1177 Bishop Street, Honolulu, Hawaii 96813.

        The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the Annual Meeting. You also will have the opportunity to hear an update on certain aspects of our business that have occurred in the past year.

        Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,
/s/ ERIC K. YEAMAN Eric K. Yeaman President and Chief Executive Officer

Hawaiian Telcom Holdco, Inc.
P.O. Box 2200
Honolulu, HI 96841

March 14, 2014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        Hawaiian Telcom Holdco, Inc. will hold its Annual Meeting of Stockholders on Tuesday, May 6, 2014 at 8:00 a.m. at our headquarters at 1177 Bishop Street, Honolulu, Hawaii 96813.

        The Annual Meeting is being held for the following purposes:

  1.
  To elect seven directors to serve until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

  2.
  To hold a non-binding advisory vote on the compensation of our named executive officers;

  3.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014; and

  4.
  To transact any other business that properly comes before the meeting.

        The Board of Directors has selected March 14, 2014 as the record date for determining stockholders entitled to vote at the Annual Meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our headquarters at 1177 Bishop Street, Honolulu, Hawaii 96813 for ten days before the Annual Meeting.

        Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2014 Annual Report to Stockholders are available at http://ir.hawaiiantel.com.

        Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible in accordance with the instructions provided to you, to ensure that your vote is counted at the Annual Meeting.

By Order of the Board of Directors,
/s/ FRANCIS K. MUKAI Francis K. Mukai Secretary

i

PROXY STATEMENT

GENERAL INFORMATION

Q:
Who is soliciting my proxy?

A:
The Board of Directors (the "Board") of Hawaiian Telcom Holdco, Inc. ("we," "us" or the "Company") is sending you this Proxy Statement in connection with the Board's solicitation of proxies for use at the 2014 Annual Meeting of Stockholders or any adjournment or postponement thereof (the "Annual Meeting"). Certain of our directors, officers and employees also may solicit proxies on the Board's behalf by mail, telephone, email, facsimile transmission, or in person.

Q:
Who is paying for this solicitation and what are the means of solicitation?

A:
We will pay for the solicitation of proxies. Solicitation of proxies may be made by means of personal calls upon, or telephonic, facsimile or electronic communications with, stockholders or their personal representatives by our directors, officers and employees. Our directors, officers and employees will not receive additional remuneration. We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:
What am I voting on?

A:
You will be voting on three proposals:

  Proposal No. 1 is for the election of directors.

  Proposal No. 2 is a non-binding advisory vote on the compensation of the executive officers listed in the Summary Compensation Table (the "Named Executive Officers") as described in this Proxy Statement.

  Proposal No. 3 is for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

Q:
Who can vote?

A:
Only our stockholders of record at the close of business on March 14, 2014 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting.

Q:
How do I vote and how do I revoke my proxy?

A:
If you hold your shares in your own name as a stockholder of record (i.e., your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our stock transfer agent), you may vote your shares either by proxy or in person at the meeting. To vote in person, please bring a form of identification, such as a valid driver's license or passport, and proof that you are a stockholder of record as of March 14, 2014 and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

•
Via the Internet.  You may vote through the Internet by following the instructions on the proxy card.

•
By Telephone.  You may vote by touchtone telephone by following the instructions on the proxy card.

•
By Mail.  You may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

  Voting by proxy will not affect your right to vote your shares in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted). If your shares are registered in "street name" (i.e., held in a brokerage account or by a bank or other nominee), you will receive a voting instruction card or other information from your broker or other holder of record seeking instruction as to how your shares should be voted. If you do not provide such instruction, your broker or nominee may vote your shares at its discretion on your behalf on the ratification of the appointment of the Company's independent registered public accounting firm for fiscal year 2014, but not on the other proposals.

Q:
What is the deadline for submitting a proxy?

A:
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received at the Company's headquarters by 11:59 p.m. Eastern Time on May 5, 2014. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:
What constitutes a quorum?

A:
On the record date, we had 10,517,002 shares of common stock, $0.01 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:
What are abstentions and broker non-votes and how do they affect voting?

A:
Abstentions—If you specify that you wish to "abstain" from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum and included in the shares entitled to vote on Proposal Nos. 2 and 3. On Proposal Nos. 2 and 3, abstentions have the effect of a vote against the proposal.

  Broker Non-Votes—If your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain "routine" matters, such as the ratification of the appointment of the Company's independent registered public accounting firm. However, on non-routine matters, such as the election of directors and the advisory vote on executive compensation, your broker must receive voting instructions from you, as it does not have discretionary voting power for those particular items. So long as the broker has discretion to vote on at least one proposal, these "broker non-votes" are counted toward establishing a quorum. When voted on "routine" matters, broker non-votes are counted toward determining the outcome of that "routine" matter. Broker non-votes will have no effect on the election of directors or on the advisory vote on executive compensation.

Q:
What dissenter's rights of appraisal do I have?

A:
There are no dissenters' rights of appraisal with respect to the matters to be acted upon at the Annual Meeting.

Q:
What vote is needed?

A:
For Proposal No. 1, the directors will be elected by a plurality of the votes cast.

  For Proposal No. 2, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 2 is required to approve the compensation of our Named Executive Officers as described in this Proxy Statement. Because the votes on Proposal No. 2 are advisory only, they will not bind the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation.

  For Proposal No. 3, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 3 is required to approve the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

Q:
How do I contact the Board?

A:
You can send written communications to our Board or any individual director addressed to:

    Board of Directors
    c/o Secretary
    Hawaiian Telcom Holdco, Inc.
    P.O. Box 2200
    Honolulu, HI 96841

  Our Secretary will then direct such communications to the appropriate director(s), except for solicitations or other matters unrelated to us.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        At the Annual Meeting, directors will be elected to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The individuals named as proxy holders will vote your proxy for the election of the seven nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxy holders may vote for a substitute. There is no cumulative voting in the election of directors.

        Our Nominating and Governance Committee is charged with identifying, evaluating, and recommending to the Board candidates for election to the Board or for appointment by the Board to fill a vacancy. The Nominating and Governance Committee seeks individuals with, among other things, knowledge of our industry and technologies, business management and financial oversight experience, and reputation in the industry and community. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes. We believe that our directors should represent the interests of our stockholders, be committed to enhancing stockholder value, and have sufficient time to carry out their duties. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. The Nominating and Governance Committee will consider director candidates recommended by security holders, applying the same evaluation criteria described above. Any recommendation must be received by the Nominating and Governance Committee, c/o Secretary, Hawaiian Telcom Holdco, Inc., P.O. Box 2200, Honolulu, HI 96841, no earlier than January 6, 2015 and no later than February 5, 2015 for consideration for the 2015 Annual Meeting, and must include a resume and other written information supporting the nominee's qualifications to serve on the Board, a statement signed by the nominee confirming the nominee's willingness to serve as a director, and evidence of the security holder's ownership of our common stock. Stockholders who wish to nominate directors for election must also comply with the advance notice provisions of our Bylaws as described in "Stockholder Proposals for the 2015 Annual Meeting" below.

Nominees for Directors

        Each of the current directors has been nominated for election by the Board upon recommendation by the Nominating and Governance Committee and has decided to stand for election. Set forth below are the names and ages of these nominees, the years they became directors, their principal occupations or employment for at least the past five years, and the names of other public companies for which they serve as a director or have served as a director during at least the past five years. Also set forth are the specific experience, qualifications, attributes, or skills that led our Nominating and Governance Committee and Board to conclude that they should serve as directors.

        The following table provides information regarding directors as of March 1, 2014:

Name	Age	Position(s)	Director Since
Kurt M. Cellar(1)(2)	44	Director	2010
Walter A. Dods, Jr.(2)(3)(4)	72	Director	2005
Warren H. Haruki(3)(5)	61	Director	2010
Richard A. Jalkut(2)(5)	69	Director	2010
Steven C. Oldham(1)(5)	63	Director	2010
Bernard R. Phillips III(1)(3)	61	Director	2010
Eric K. Yeaman(5)	46	President, Chief Executive Officer and Director	2008

(1)
Member of the Audit Committee.

(2)
Member of the Nominating and Governance Committee

(3)
Member of the Compensation Committee.

(4)
Served as a Director from May 2, 2005 until October 28, 2010, and since December 9, 2010.

(5)
Member of the Executive Committee.

        Kurt M. Cellar is President of Corner Pocket Investors, Inc. and has been a consultant to companies in the telecommunications, retail and insurance industries since January 2008. He previously had been a Partner and Portfolio Manager of Bay Harbour Management L.C., a hedge fund, from 1999 until January 2008. He currently serves on the Boards of Directors of Angiotech Pharmaceuticals, Inc., Horizon Lines, Inc., Six Flags Entertainment Corporation, and U.S. Concrete, Inc. Mr. Cellar is a Chartered Financial Analyst. Mr. Cellar has extensive experience in telecommunications, both as an investor and a board member, as well as significant financial analysis experience. He has chaired audit and compensation committees of other companies and has been designated by the Board as an "audit committee financial expert."

        Walter A. Dods, Jr. became a Director on December 9, 2010, having previously served as a Director from May 2, 2005 until October 28, 2010 (Chairman of the Board from May 8, 2008 until October 28, 2010). Mr. Dods was the non-executive Chairman of the Board of BancWest Corporation, a $74 billion bank holding company wholly-owned by BNP Paribas based in Honolulu, Hawaii, from January 2005 through December 2007, and a director since 1983. He also has been the non-executive Chairman of the Board of First Hawaiian Bank from January 2005 until December 2008 and a director since 1979, as well as Vice Chairman of Bank of the West since 1998. First Hawaiian Bank and Bank of the West are subsidiaries of BancWest, Corporation. From 1996 to 1997, Mr. Dods served as the National President of the American Bankers Association and was a member of the Federal Advisory Council of the Federal Reserve System, representing the 12th district of the Federal Reserve from 1999 to 2000. Mr. Dods also is the Chairman of the Board of Matson, Inc. since June 2012, has served on the Board of Directors of Alexander & Baldwin, Inc. since 1989, and served on the Board of Maui Land & Pineapple Company, Inc. from October 2004 through May 2010. Mr. Dods brings to the Board extensive experience managing complex business organizations as well as extensive knowledge of the Hawaii markets in which the Company operates.

        Warren H. Haruki has been President and Chief Executive Officer of Grove Farm Company, Inc., a privately-held land development company located on Kauai, Hawaii, since February 2005. He also is the Chairman and Chief Executive Officer, since 2009, of Maui Land & Pineapple Company, Inc. He also serves on the Board of Directors of several privately-held companies located in Hawaii. From 1991 until his retirement in 2003, Mr. Haruki served as President of the predecessors of Hawaiian Telcom, Inc., and as a result is knowledgeable about the strategic issues facing the Company and the

Hawaii markets and communities in which the Company operates. During his 26-year career with GTE and Verizon, he gained in-depth experience in all aspects of operations of a telecommunications company.

        Richard A. Jalkut has been President and Chief Executive Officer of U.S. TelePacific Corp. (dba TelePacific Communications), the third largest wireline telecom provider in California and second largest in Nevada, since 2002. Mr. Jalkut has more than 35 years' experience in the telecommunications industry, including previously serving as President and Chief Executive Officer of Pathnet Telecommunications, Inc., a wholesale provider of services to more than one hundred second- and third-tier markets located across the U.S., and President, Chief Executive Officer and Chairman of NYNEX Telephone Companies. Mr. Jalkut has served on the Board of Directors of other telecom companies, including Covad Communications Group, Inc. from 2005 to 2008 and Birch Telecom from 2000 to 2005. He brings to the Board extensive board experience with both telecom and non-telecom companies and experience managing telecommunication companies, and has an in-depth understanding of the challenges and opportunities facing the telecommunications industry.

        Steven C. Oldham served as President and Chief Executive Officer of SureWest Communications, a publicly-held integrated communications provider headquartered in Northern California, from January 2006 until his retirement in June 2012. Prior to joining SureWest, Mr. Oldham served as a Senior Advisor to The Brattle Group, which provides consulting services and expert testimony on economic, finance, regulatory and strategic issues, from May 2002 to May 2005. Mr. Oldham was a member of SureWest's Board of Directors from January 2004 to June 2012 and was chairman of its audit committee from June 2004 to December 2005. He served as Chairman of the United States Telecom Association, the leading trade association representing broadband service providers, manufacturers and suppliers, from October 2009 to November 2011. He brings to the Board extensive experience managing a telecommunication company and an in-depth understanding of the challenges and opportunities facing the telecommunications industry. He has been designated by the Board as an "audit committee financial expert."

        Bernard R. Phillips III served as President and Chief Executive Officer of the National Rural Telecommunications Cooperative (NRTC) from 1987 until his retirement at the end of May 2010. NRTC is a cooperative that represents the advanced telecommunications and information technology interests of more than 1,500 rural utilities and affiliates, including an affiliate of the Company. Mr. Phillips served on the Board of Directors of Digital Bridge Communications Corp., a private operator of WiMAX 4G broadband networks in underserved and rural America, and served on the Board of Director of privately-held Avail-TVN, a digital media services company, until May 12, 2010. Mr. Phillips brings to the Board extensive legislative and regulatory telecom experience and broad experience generally in the telecommunications industry.

        Eric K. Yeaman became our President, Chief Executive Officer and a Director in June 2008, and led the Company through its filing for bankruptcy protection under chapter 11 of the United States Bankruptcy Code in December 2008 and its emergence from chapter 11 in October 2010. Prior to joining us, Mr. Yeaman served as Senior Executive Vice President and Chief Operating Officer of Hawaiian Electric Company, Inc. (HECO) from January 2008 to June 2008, where he was responsible for its Oahu operations, energy solutions, public affairs and the financial and administrative process areas. From January 2003 to January 2008, Mr. Yeaman served as Financial Vice President, Treasurer and Chief Financial Officer of Hawaiian Electric Industries, Inc. (HEI), HECO's parent company. At HEI, he oversaw the controller, treasury, investor relations, corporate tax, information technology and enterprise risk management functions. Mr. Yeaman began his career at Arthur Andersen LLP in September 1989. Mr. Yeaman has been a director of Alexander & Baldwin, Inc. since June 2012 and a director of Alaska Air Group, Inc. since November 2012. He also is a director of the United States Telecom Association. Mr. Yeaman brings to the Board extensive experience managing complex business organizations as well as knowledge of the Hawaii markets in which the Company operates.

 Recommendation of the Board

        THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE ABOVE NOMINEES.

 Governance of the Corporation

  Corporate Governance

        We are committed to strong corporate governance and have adopted policies and practices in furtherance of such objective. These policies and practices include:

  •
  All of the members of the Board other than Mr. Yeaman are "independent" under the NASDAQ rules.

  •
  All members of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent.

  •
  The Board has adopted a Code of Business Conduct applicable to all of our employees, including our executive officers, as well as a Code of Conduct for the directors of the Company. The Code of Business Conduct and Code of Conduct for the Board of Directors can be found at http://ir.hawaiiantel.com.

  •
  We have a hotline for employees to report on an anonymous basis any concerns regarding ethics matters, including without limitation any accounting, internal control, or audit concerns.

  •
  We have a policy regarding conflicts of interest under which all potential conflicts of interest must be reported to the Company on an annual basis and as they arise.

Director Independence

        The Board has determined that Messrs. Cellar, Dods, Haruki, Jalkut, Oldham, and Phillips are "independent" under the NASDAQ rules. In making its independence determination, the Board considered the Company's banking transactions and relationships with First Hawaiian Bank, of which (i) Mr. Dods is a former Chairman of the Board and Chief Executive Officer (more than five years ago) and (ii) Directors Dods and Haruki are members of the Board of Directors; the Company's purchase of bulk fuel on a competitive bid basis from Mid Pacific Petroleum, LLC, of which Mr. Dods is Chairman of the Board and which is wholly-owned by a company of which Mr. Dods is a minority owner and Vice Chairman of the Board; and the Company's contractual relationship with the National Rural Telecommunications Cooperative, of which Mr. Phillips previously served as President and Chief Executive Officer (more than three years ago). The Board also considered Mr. Haruki's prior position (more than ten years ago) as President of the predecessor of Hawaiian Telcom, Inc.

  Board Meetings

        The Board met six times in 2013. All of these Board meetings included executive sessions of the non-management directors. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they serve that were held in 2013. Directors are allowed to attend meetings of committees on which they do not serve as members. However, the Audit Committee and Compensation Committee regularly hold executive sessions of only the committee members or non-management Directors.

  Board Leadership Structure

        We currently separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles as they presently are defined. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board.

Committees of the Board of Directors

        Our Board has an Audit Committee, Compensation Committee, Nominating and Governance Committee, and Executive Committee. Each of our committees has a written charter approved by the Board that clearly establishes the committee's roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee can be found through the "Investor Relations" link on our website at www.hawaiiantel.com. Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed "filed" with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

        Audit Committee.    The duties and responsibilities of the Audit Committee include recommending the appointment or termination of the engagement of our independent registered public accounting firm, overseeing the relationship with our independent registered public accounting firm, and reviewing significant accounting policies and controls. The members of the Audit Committee are Messrs. Oldham (Chairman), Cellar, and Phillips, each of whom is an independent director under the NASDAQ rules. The Audit Committee met four times in 2013. Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the NASDAQ rules.

        The Board has determined that the Audit Committee includes two "audit committee financial experts", Steven C. Oldham and Kurt M. Cellar, as that term is defined in SEC regulations. Mr. Oldham has financial expertise through his experience as Chief Executive Officer and past audit committee chairman of a publicly-held telecommunications company. Mr. Cellar currently is the chairman of two public company audit committees and has financial expertise as a Chartered Financial Analyst and former investor with a hedge fund. Messrs. Oldham and Cellar also are "independent" under the NASDAQ independence standards. In addition, the Board believes that all of the members of the Audit Committee are fully qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent registered public accounting firm.

        Compensation Committee.    The duties and responsibilities of the Compensation Committee include reviewing and approving the compensation of executive officers and reviewing and making recommendations to the Board concerning the compensation of the independent directors. The members of the Compensation Committee are Messrs. Haruki (Chairman), Dods, and Phillips. The Compensation Committee met four times in 2013. In addition to being independent under the NASDAQ rules, each member of the Compensation Committee is a "non-employee director" for purposes of the Exchange Act and is an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

        The Compensation Committee determines all compensation for our executive officers. Before making decisions on compensation for each of the executive officers other than the Chief Executive Officer, the Compensation Committee reviews with our Chief Executive Officer each executive's performance and accomplishments over the prior year. Mr. Yeaman makes recommendations to the Compensation Committee regarding base salary increases and other compensation matters for each executive other than himself.

        To independently assist and advise the Compensation Committee, the Compensation Committee has retained Pay Governance LLC ("Pay Governance"), a national compensation consulting firm. The engagement of Pay Governance is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses. In March 2014, Pay Governance provided a letter to the Compensation Committee confirming its independence. As needed, the Compensation Committee consults with Pay Governance on our executive compensation programs, compensation program design changes, compensation strategy, and effectiveness of pay delivery, and asks it to review and analyze market information on compensation trends and practices and to make recommendations to the Compensation Committee based on competitive compensation data.

        Nominating and Governance Committee.    The duties and responsibilities of the Nominating and Governance Committee include making recommendations regarding individuals qualified to become directors, the structure and composition of the Board and committees of the Board, and corporate governance policies and practices. The members of the Nominating and Governance Committee are Messrs. Dods (Chairman), Cellar, and Jalkut, each of whom is an independent director under the NASDAQ rules. The Nominating and Governance Committee met one time in 2013.

        Executive Committee.    The purpose of the Executive Committee is to act for the Board in the event formal action is required between Board meetings. The Executive Committee has all the powers of the Board except as otherwise provided in the Company's Bylaws or the corporation laws of the State of Delaware. The members of the Executive Committee are Messrs. Jalkut (Chairman), Haruki, Oldham, and Yeaman. The Executive Committee met six times in 2013.

Director Stock Ownership Guidelines

        To align the Board's interests with the interests of our stockholders, the Board has adopted stock ownership guidelines for its members. The guidelines state that each Board member, not later than five years after the later of the date of adoption of the guidelines and the date the individual becomes a member of the Board, should own shares of our common stock with a value at least equal to three times the applicable annual cash retainer. Such shares may be owned directly or by the individual's revocable living trust. All of our Board members have met the ownership guidelines or have time remaining under the guidelines.

The Board's Role in Risk Oversight

        Our Company faces a number of risks, including operational, competitive, regulatory, financial, economic, and legal risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

        The Board's role in our risk oversight process includes receiving regular reports from members of senior management, as well as from external advisors such as Deloitte & Touche LLP, on areas of material risk to us, including operational, competitive, regulatory, financial, economic, and legal risks. The full Board (or the appropriate Board committee in the case of risks that are reviewed by a particular committee) reviews these reports in order to understand our risk exposures and the steps that management has taken to monitor and control these exposures. Reports received by a Board committee, or summaries thereof, are provided to the full Board, thereby enabling the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses the risks associated with the Company's compensation policies. See also "Compensation of the Named Executive Officers and Directors—Relationship Between Compensation Plans and Risk."

Annual Meeting Attendance

        We encourage, but do not require, our directors to attend our annual meetings of stockholders. All of our directors attended our 2013 Annual Meeting of Stockholders.

PROPOSAL NO. 2

NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Background on the Advisory Vote

        Under an amendment to the Exchange Act adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), stockholders are able to vote to approve, on an advisory (non-binding) basis no less frequently than once every three years, the compensation of the Named Executive Officers (the "Advisory Vote on Executive Compensation"). As described more fully in the "Compensation of the Named Executive Officers and Directors" section of this Proxy Statement, including the Compensation Discussion and Analysis and related tables and narrative, we design our executive compensation program to reward, retain and, in the case of new hires, attract qualified executives in order to support our business strategy, achieve our short and long-term goals, and provide continued success for our customers, stockholders, employees and communities. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

Our Compensation Program

        We urge you to read the "Compensation of the Named Executive Officers and Directors—Compensation Discussion and Analysis" section of this Proxy Statement and the tables and narrative therein for the details on the Company's executive compensation, including the 2013 compensation of our Named Executive Officers. Highlights of our executive compensation programs include the following:

  •
  We currently target total direct compensation (consisting of base salary, annual cash performance incentives, and long-term incentive opportunities) for Named Executive Officers at the 50th percentile of market based on competitive survey and peer company data provided by the Compensation Committee's compensation consultant.

  •
  A significant portion (ranging from 44% to 67%) of our Named Executive Officers' total compensation is considered by us to be "at risk."

  •
  Our Named Executive Officers receive long-term equity awards subject to performance-based as well as time-based vesting requirements. These long-term incentives constitute between 22% and 33% of our Named Executive Officers' total compensation. We believe these awards ensure that a significant portion of the executives' compensation is tied to long-term stock price performance, thereby aligning the executives' interests with those of stockholders.

  •
  The Board has adopted stock ownership guidelines that require executives to hold a minimum amount of our common stock, again aligning executives' interests with those of stockholders.

        The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

        Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

          RESOLVED, that the Company's stockholders approve the compensation of the Company's Named Executive Officers as described in this Proxy Statement, including the "Compensation Discussion and Analysis" section, the compensation tables and the other narrative compensation disclosures.

        The opportunity to vote on Proposal No. 2 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal No. 2 is not binding upon us. Nonetheless, the

Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers identified in the Summary Compensation Table below.

Recommendation of the Board

        THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

 PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

Selection of the Accounting Firm

        The Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm to perform the audit of our financial statements for 2014, and we are asking you to ratify this appointment. Deloitte has been our independent accounting firm since 2005.

        The Audit Committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity, independence, and performance of the independent registered public accounting firm. Additionally, our Deloitte engagement audit partner is subject to regular rotation, the most recent rotation having occurred in 2013. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of Deloitte. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 3 does not ratify the appointment of Deloitte, the Audit Committee will review its future appointment of Deloitte.

        We expect that a representative of Deloitte will be present at the Annual Meeting and that the representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee also may, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC.

Principal Accountant Fees and Services

        The following is a summary of the fees billed or to be billed to us by Deloitte for professional services rendered for the years ended December 31, 2013 and December 31, 2012:

Fee Category	Fiscal Year 2013	Fiscal Year 2012
Audit Fees	$904,712	$920,418
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$904,712	$920,418

        Audit Fees.    Consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements and services that Deloitte normally provides in connection with statutory and regulatory filings or engagements.

        The Audit Committee determined that Deloitte's provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that Deloitte provided in 2013 and 2012 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

        THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board (the "Audit Committee") consists of the three directors whose names appear below. Each member of the Audit Committee meets the definition of "independent director" and otherwise qualifies to be a member of the Audit Committee under the NASDAQ rules.

        The Audit Committee's general role is to assist the Board in monitoring the Company's financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter annually. The charter was last reviewed in March 2014 and is available through the "Investor Relations" link on our website at www.hawaiiantel.com.

        As required by the charter, the Audit Committee reviewed the Company's financial statements for 2013 and met with management, as well as with representatives of Deloitte & Touche LLP ("Deloitte"), the Company's independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Deloitte the matters required to be discussed by applicable Public Company Accounting Oversight Board and Securities and Exchange Commission rules.

        In addition, the Audit Committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee concerning independence and discussed with members of Deloitte its independence from management and the Company.

        Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company's audited financial statements for 2013 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

        Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by Deloitte, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

        The Audit Committee has selected Deloitte to be the Company's independent registered public accounting firm for 2014. In doing so, the Audit Committee considered the results from its review of Deloitte's independence, including (a) all relationships between Deloitte and the Company and any disclosed relationships or services that may impact Deloitte's objectivity and independence, (b) Deloitte's performance and qualification as an independent registered public accounting firm, and (c) the fact that the Deloitte engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of Deloitte to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter do not ratify this appointment, the Audit Committee will review its future appointment of Deloitte.

                      Steven C. Oldham, Chairman
                      Kurt M. Cellar
                      Bernard R. Phillips III

STOCK OWNERSHIP

Security Ownership of Certain Stockholders, Directors and Executive Officers

        The following table sets forth information with respect to the beneficial ownership of the common stock of the Company as of March 1, 2014, by:

  •
  each person that is a beneficial owner of more than 5% of the common stock;

  •
  each of our directors and Named Executive Officers identified in the Summary Compensation Table below; and

  •
  all of our directors and executive officers as a group.

        The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The information relating to the Company's 5% beneficial owners is based on information received by the Company from such holders or filed by such holders with the SEC. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Unless otherwise noted below, the address of each person listed in the table is: c/o General Counsel, Hawaiian Telcom Holdco, Inc., 1177 Bishop Street, Honolulu, Hawaii 96813.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
5% or Greater Stockholders
Black Diamond Capital Management, L.L.C.(1)	1,966,618	19.0%
Twin Haven Special Opportunities Fund III, L.P.(2)	1,457,000	14.1%
Loomis, Sayles & Company, L.P.(3)	816,128	7.9%
Paloma International L.P.(4)	591,445	5.6%
Directors and Named Executive Officers
Richard A. Jalkut	11,302	—
Kurt M. Cellar	31,488	—
Walter A. Dods, Jr.	6,488	—
Warren H. Haruki	6,488	—
Steven C. Oldham	6,488	—
Bernard R. Phillips III	9,488	—
Eric K. Yeaman	159,453	1.5%
Scott K. Barber	9,502	—
Robert F. Reich	29,520	—
John T. Komeiji	28,250	—
Kevin T. Paul	5,742
All executive officers and directors as a group (11 persons)	304,209	2.9%

(1)
Based on a Schedule 13G/A filed with the SEC on March 3, 2014. According to the Schedule 13G/A, Black Diamond Capital Management, L.L.C. and Stephen H. Deckoff have shared voting and shared dispositive power over all 1,964,302 shares. The address for Black Diamond Capital Management, L.L.C. is One Sound Shore Drive, Suite 200, Greenwich, CT 06830. The address for Stephen H. Deckoff,is c/o Black Diamond, 5330 Yacht Haven Grande, Suite 100, St. Thomas, U.S. Virgin Islands 00802.

(2)
Based on a Schedule 13G/A filed with the SEC on February 10, 2014. According to the Schedule 13G/A, Twin Haven Special Opportunities Fund III, L.P., Twin Haven Special Opportunities Partners III, L.L.C., Twin Haven Capital Partners, L.L.C., Robert Webster, and Paul Mellinger have shared voting and shared dispositive power over all 1,457,000 shares. The address for Twin Haven Special Opportunities Fund III, L.P., Twin Haven Special Opportunities Partners III, L.L.C., Twin Haven Capital Partners, L.L.C., Robert Webster, and Paul Mellinger is 33 Riverside Avenue, 3rd Floor, Westport, CN 06880.

(3)
Based on a Schedule 13G/A filed with the SEC on February 12, 2014. According to the Schedule 13G/A, Loomis, Sayles & Company, L.P. has sole voting and sole dispositive power over all 816,128 shares. Loomis, Sayles & Company, L.P.'s address is One Financial Center, Boston, MA 02111.

(4)
Based on a Schedule 13G/A filed with the SEC on February 14, 2014. According to the Schedule 13G/A, Paloma International L.P. and S. Donald Sussman have sole voting and sole dispositive power over all 591,445 shares. Paloma International L.P.'s address is Two American Lane, Greenwich, Connecticut 06836, and Mr. Sussman's address is 217 Commercial Street, 5th Floor, Portland, ME 04101.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe that all persons subject to reporting filed the required reports on time in 2013.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides information concerning the 2013 compensation program for the executive officers identified in the Summary Compensation Table below (the "Named Executive Officers"). This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

  Executive Summary

        We believe our executive compensation programs are effectively designed, aligned with the interests of our stockholders, and instrumental to achieving our business strategy. In determining executive compensation for fiscal year 2013, the Compensation Committee considered the strong stockholder support that the "Say-on-Pay" proposal received at our May 13, 2011 annual meeting of stockholders. In order to support our business strategy and operations going forward, the Compensation Committee seeks to target total direct compensation for our Named Executive Officers, on average, at the 50th percentile (median) based on competitive survey and peer company data.

        As has been the case in the past, the Compensation Committee will consider stockholder concerns and feedback on our executive compensation program that it receives. Also, consistent with the results of our stockholder vote at our May 13, 2011 annual meeting of stockholders on the frequency of future advisory votes on executive compensation, we will hold an advisory vote on the compensation of our Named Executive Officers every three years until the next required vote on the frequency of advisory votes on the compensation of our Named Executive Officers.

        Highlights of our executive compensation programs include the following:

  •
  We currently target total direct compensation (consisting of base salary, annual cash performance incentives, and long-term incentive opportunities) for our Named Executive Officers at the 50th percentile of market based on competitive survey and peer company data.

  •
  A significant portion of our Named Executive Officers' total compensation (ranging from 44% to 67%) is considered by us to be "at risk" because it is subject to meeting meaningful performance goals, stock price performance, and continued employment.

  •
  Our Named Executive Officers receive long-term equity awards subject to performance-based as well as time-based vesting requirements. These long-term incentives are targeted to have grant date values between 40% and 100% of our Named Executive Officers' base salaries. We believe these awards ensure that a significant portion of the executives' compensation is tied to long-term Company performance, including stock price performance, thereby aligning the executives' interests with those of stockholders.

  •
  The Board has adopted stock ownership guidelines that require executives to hold a minimum amount of our common stock, again aligning executives' interests with those of our stockholders.

        The Compensation Committee periodically evaluates our executive compensation policies and practices and adjusts them as appropriate to reflect our performance and competitive needs. The Compensation Committee has engaged Pay Governance LLC ("Pay Governance"), an independent, national compensation consulting firm, to provide analysis of our Named Executive Officers' compensation.

  Fiscal 2013 Financial Performance and Executive Compensation

        In 2013, our senior management continued to make progress executing our strategic plan and investing in the key growth areas of our business, the ultimate goal of which is to increase stockholder value. Reflecting such progress, we recorded our fourth consecutive year of profitability and the first year of year-over-year growth in total revenue since becoming a standalone company, and the price of our common stock increased 50.6% compared to a 29.6% increase for the S&P 500. We continued our transformation to a next-generation communications company and made strategic decisions, highlighted by our acquisition of SystemMetrics Corporation, to further our growth strategy and better position the Company to be successful over the long-term. Revenue from our consumer channel continued to grow, continuing the reversal that began in the second quarter of 2012 from the long-standing secular declines from legacy services. We continued investing in our broadband network to expand and enhance our broadband capabilities and strengthen our competitive position. In particular, we were able to expand our portfolio of IP-based business products, expand the speed and reach of our high-speed Internet service, and expand the footprint and subscriber base of our Hawaiian Telcom TV service. We also upgraded and optimized our systems architecture in order to enhance and broaden our portfolio of services. In general, consistent with our philosophy of paying for performance and maintaining competitive compensation packages, in 2013 our Named Executive Officers received base salary increases based on a two percent merit increase pool for non-union employees, as well as performance compensation awards reflecting performance against corporate and individual performance metrics for 2012 and restricted stock unit awards pursuant to our 2010 Equity Incentive Plan.

  Executive Compensation Philosophy

        We are in a highly-technical and competitive industry and compete with many other companies for qualified executives. To meet this challenge, our Compensation Committee seeks to offer a compensation program that is competitive; attracts, retains, and motivates highly-skilled executives who contribute to our success; aligns our executives' interests with the interests of stockholders; and helps us to achieve our financial and strategic objectives by tying a substantial portion of the executives' annual and long-term compensation to the achievement of meaningful performance objectives. To date, we have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, but our Compensation Committee refers to surveys conducted by its compensation consultant in determining the appropriate allocation of our executives' total compensation among annual base salary, annual cash performance compensation, and long-term, equity-based compensation. Our Compensation Committee seeks to target total direct compensation, on average, at the 50th percentile (median) based on competitive survey and peer company data provided by its compensation consultant.

  Executive Compensation Process

  Role of the Compensation Committee

        Our Compensation Committee is responsible for establishing our executive compensation philosophy and administering our executive compensation program, including reviewing and approving the compensation of our Named Executive Officers. It also has the responsibility to assess the compensation policies and practices for all employees to determine if they create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee regularly consults with and reports to our full Board of Directors on its deliberations and actions.

        The Compensation Committee intends to review our executive compensation program on a periodic basis to determine whether it is appropriate, properly coordinated, and achieves its intended purposes.

  Role of Management

        In carrying out its responsibilities, our Compensation Committee works with our Chief Executive Officer and other members of our senior management team to obtain information such as Company and individual performance, market data, and management's perspective and recommendations on compensation matters. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of executives other than himself and attends Compensation Committee and Board meetings at which such compensation matters are discussed (other than those portions of such meetings involving his own compensation).

  Role of Compensation Consultant

        The Compensation Committee has the authority to retain the services of compensation consultants and other advisors from time to time, as it deems necessary or appropriate, in connection with the establishment and administration of our compensation and employee benefit plans, policies and programs. In February 2013, pursuant to the request of the Compensation Committee, Pay Governance completed its evaluation of the competitiveness and effectiveness of the total compensation package offered to our executives, including our Named Executive Officers. Pay Governance serves at the discretion of the Compensation Committee and does not advise the Company on any other matters.

  Use of Competitive Data

        The February 2013 evaluation of the compensation of the Company's executives by Pay Governance compared the pay levels for 13 executive positions to competitive market data from the Towers Watson 2011/2012 Survey Report on Top Management Compensation and to publicly-reported compensation at the following peer telecommunications companies: Alaska Communications Systems Group Inc., CenturyLink, Inc., Consolidated Communications Holdings Inc., FairPoint Communications Inc., Frontier Communications Corporation, General Communication Inc., NTELOS Holdings Corp., USA Mobility, Inc., and Windstream Corporation. The Compensation Committee reviews the peer group periodically and makes adjustments to its composition as necessary.

        The results of the February 2013 evaluation showed that, on average, our executive base salaries are positioned at approximately the 50th percentile of the competitive survey and peer company data; target annual performance payments are positioned between the 50th and 62.5th percentiles; and our long-term incentive compensation (as a percentage of base salary) is below the 50th percentile. Target total cash compensation (the sum of base salary and target annual performance compensation) is, on average, between the 50th and 62.5th percentiles, while target total direct compensation (the sum of base salary, target annual performance compensation, and long-term incentive compensation) is, on average, 7% below the 50th percentile.

  Tax and Accounting Considerations

        In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and to its executives, accounting consequences to the Company, and the impact of certain arrangements on stockholder dilution. However, to maintain maximum flexibility in designing appropriate compensation programs, the Compensation Committee, while considering these items as factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to have a particular tax or accounting result, to be deductible by the Company, or to achieve a specific level of stockholder dilution.

        Our Compensation Committee considers the provisions of Section 162(m) of the Internal Revenue Code and related regulations that restrict deductibility for federal income tax purposes of executive compensation paid to certain of our executive officers, to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The members of our Compensation Committee qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m). However, in the event our Compensation Committee believes that our interests are best served, in a particular situation, by providing compensation that does not qualify as performance-based compensation under Section 162(m), it may grant compensation which may be subject to the $1,000,000 annual limit on deductibility, including base salary, annual cash bonuses, and equity awards.

        Sections 280G and 4999 of the Internal Revenue Code provide that executive officers, persons who hold significant equity interests, and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceeds certain prescribed limits, and that our Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Internal Revenue Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A. We have not agreed to pay any executive officer, including any Named Executive Officer, a "gross-up" or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999 or 409A.

  Executive Compensation Program

        For 2013, our Named Executive Officers' compensation consisted of (1) base salary, (2) cash-based performance compensation, and (3) equity compensation. These elements are designed together to motivate our Named Executive Officers to perform in a manner that will enable us to meet our strategic goals. Set forth below is the rationale for each element of our executive compensation program and a discussion of the decisions made with respect to each such element for fiscal year 2013.

        Base Salary.    Base salaries for our Named Executive Officers are based on the scope of their responsibilities, taking into account competitive survey data and compensation paid by comparable companies for similar positions. Base salary merit increases for Named Executive Officers are considered each year and are based on the individual performance appraisals of the executives and on the amount of the merit increase pool budgeted by management and approved by the Compensation Committee for the year in question. The 2013 Pay Governance study determined that our executive base salaries, on average, were positioned at approximately the 50th percentile of the competitive survey and peer company data. For 2013, the Compensation Committee took into consideration projected telecom and general industry merit increases described in Aon Hewitt's September 2012 survey, salary adjustment survey data obtained from Hawaii businesses by the Hawaii Employers Council, and past merit increases for our Named Executive Officers. Taking into account such considerations, the Compensation Committee approved a merit increase for non-union employees, including the Named Executive Officers other than the Chief Executive Officer, averaging two percent. The two percent merit increase was below the national and Hawaii averages, but still recognizes the contributions of our Named Executive Officers and other non-union employees while balancing our overall cost structure requirements. In the case of the Chief Executive Officer, the Compensation Committee determined not to increase his base salary but instead to increase the percentage of base salary used to determine the size of his equity grant under the 2010 Equity Incentive Plan from 80% to 100%. When making the decisions on base salary increases, our Chief Executive Officer reviews the performance of the other Named Executive Officers and the Compensation Committee reviews the performance of our Chief Executive Officer.

        The following table shows the base salary information for each Named Executive Officer:

Name	Base Salary as of December 31, 2012	Base Salary as of December 31, 2013	Percentage Increase in Base Salary
Eric K. Yeaman	$710,000	$710,000	0.0%
Scott K. Barber	N/A	$400,000	N/A
Robert F. Reich	$326,400	$333,000	2.0%
John T. Komeiji	$324,000	$330,000	1.9%
Kevin T. Paul	$285,000	$290,000	1.8%

(1)
Mr. Barber's employment with the Company commenced January 14, 2013.

        Annual Performance Compensation Plan.    The annual Performance Compensation Plan provides our Named Executive Officers and other key employees with the opportunity to obtain, in addition to their base salary, an annual cash performance payment that is dependent upon achieving stated corporate and/or individual performance goals. Any cash performance payments generally are awarded no later than the end of the first quarter of the following year. Employment with the Company at the time of award is a prerequisite to receiving an award.

        The 2013 Pay Governance market compensation study determined that our target annual cash performance payments for our executives generally were positioned between the 50th and 62.5th percentiles of the competitive survey and peer company data. Following a review of our Performance Compensation Plan, Pay Governance recommended revising the payout percentages for achieving threshold and maximum levels from 75% and 120%, respectively, of target to either 75% and 150%, respectively, or 50% and 200%, respectively. At its February 2013 meeting, the Compensation Committee chose a more conservative approach and approved revising the payout percentages for threshold and maximum levels to 75% and 125%, respectively, of target.

        The Performance Compensation Plan is reviewed annually and its terms may be modified from time to time to reflect changes in our business strategies and focus. Pursuant to the Performance Compensation Plan, the Compensation Committee approves the target annual performance payment awards for our Chief Executive Officer and other Named Executive Officers and the corporate and individual performance goals, if any, and their relative weights. The performance payment is calculated as a percentage of the employee's annual salary. For our Named Executive Officers for the 2013 plan year, the percentages of annual salary used to determine the target annual performance payment ranged from 40% to 100%. Depending on the achievement of the predetermined targets, as determined by the Compensation Committee, the annual performance payment may be less than or greater than the target annual performance payment. In addition, solely at our discretion, additional performance-based compensation may be paid to our Named Executive Officers and other key employees apart from the Performance Compensation Plan. The corporate performance calculations under our Performance Compensation Plan are based on our audited financial results.

        For the 2013 plan year, the Compensation Committee determined that the Performance Compensation Plan should be based on the achievement of both Company goals and individual performance goals. The weighting toward Company goals was greater for executives than for non-executives, reflecting that executives have a greater influence on corporate performance. Company goals were given a 100% weighting for our Chief Executive Officer, and weightings between 40% and 75% for our other Named Executive Officers. The individual performance goals of the Named Executive Officers other than our Chief Executive Officer were determined by our Chief Executive Officer and were aligned with our core strategies. The Company goals consisted of revenue, adjusted EBITDA, net cash flow, and customer satisfaction. Customer satisfaction was based on transactional surveys of our consumer and business customers conducted by an independent market research firm. Target customer satisfaction was a composite of various percentages of total surveys in various customer service categories in which survey participants rated the Company either an "8," "9," or "10" on a scale from 1 to 10. The relative weighting of the Company goals, performance target levels, and threshold and maximum levels are set forth in the table below:

Company Goal	Weighting	Percentage of Target	Target ($ in mils)	% Payout
Revenue	30%
Threshold		95%	$382.4	75%
Target		100%	$402.5	100%
Maximum		105%	$422.6	125%
Adjusted EBITDA	25%
Threshold		95%	$116.3	75%
Target		100%	$122.4	100%
Maximum		105%	$128.5	125%
Net Cash Flow	20%
Threshold		0%	$0.0	75%
Target		100%	$5.7	100%
Maximum		200%	$11.4	125%
Customer Satisfaction	25%
Threshold		2.5% Less than Target on average	—	75%
Target		Target	—	100%
Maximum		2.5% Better than Target on average	—	125%

        The Compensation Committee determined that no payments for the 2013 plan year would be made unless the minimum thresholds for both revenue and adjusted EBITDA were achieved. In addition, individual payouts were contingent upon the executive obtaining a "meets expectations" or better performance evaluation. Target annual performance payments were based on a payout schedule that provided for target opportunities of 100% of annual salary for the Chief Executive Officer, 75% for the Chief Operating Officer, and between 40% and 65% for the Named Executive Officers who were senior vice presidents, and maximum payout opportunities of 125% for the Chief Executive Officer, 93.75% for the Chief Operating Officer, and between 50% and 81.25% for the other Named Executive Officers.

        The Company's results for 2013 for revenue, adjusted EBITDA, net cash flow, and customer satisfaction are presented in the table below. The results for revenue, adjusted EBITDA, and net cash flow were adjusted for the refinancing of the term loan in June 2013 and the acquisition of SystemMetrics Corporation in September 2013. Based on the foregoing, the Compensation Committee approved 2013 plan year performance payments for the Named Executive Officers that reflected 85.6% of the Company goals component of their target annual performance payments, summarized as follows:

Corporate Performance Metric	Target ($ in millions)(1)	Result ($ in millions)(1)	Result as a Percentage of Target(2)(3)	Weighting	Actual Payout as a Percentage of Target(2)
Revenue	$402.5	$389.2	96.7%	30%	25.0%
Adjusted EBITDA	$122.4	$119.7	97.8%	25%	22.2%
Net Cash Flow	$5.7	$2.1	36.8%	20%	16.8%
Customer Satisfaction	—	—	(4)	25%	21.6%

Payout percentage					85.6%

(1)
Rounded to nearest million dollars.

(2)
Rounded to nearest tenth of a percent.

(3)
Determined by interpolation based on how the actual results compared to the threshold, target, and maximum levels.

(4)
Customer satisfaction was measured in four categories. Two categories achieved performance near the maximum level, one category was between threshold and target levels, and the fourth category was below the threshold level.

        The following chart shows the 2013 plan year target and actual annual performance payment awards, as represented by reference to the applicable percentage of base salary, and dollar payouts for each Named Executive Officer:

Name	Target as a Percentage of Annual Salary	Potential Payout Range as a Percentage of Annual Salary	Actual Payout as a Percentage of Annual Salary	Actual Payout
Eric K. Yeaman	100%	0 - 125%	85.60%	$607,760
Scott K. Barber	75%	0 - 93.75%	62.08%	$239,723	(1)
Robert F. Reich	65%	0 - 81.25%	54.83%	$181,687
John T. Komeiji	65%	0 - 81.25%	59.97%	$197,014
Kevin T. Paul	40%	0 - 50%	36.07%	$104,146

(1)
Mr. Barber's employment with the Company commenced January 14, 2013, so his award for the 2013 Plan Year was prorated.

        2010 Equity Incentive Plan.    The 2010 Equity Incentive Plan provides key employees, including our Named Executive Officers, and non-employee directors of the Company and its subsidiaries with the opportunity to receive restricted stock units (RSUs), stock options, and other equity-based awards. The maximum number of shares of our common stock issuable pursuant to awards granted under the 2010 Equity Incentive Plan is 1,400,000 shares. As explained above, the 2013 evaluation of our executive compensation by the Company's compensation consultant determined that our long-term incentive compensation (as a percentage of base salary) was below the 50th percentile of the competitive survey and peer company data.

        The RSU awards granted in 2013 are intended to provide long-term compensation for a four-year period beginning 2013. The size of each RSU award was based on a percentage of the executive's base salary as well as on the fair market value of our common stock on the grant date. The Compensation Committee set the base salary percentage for each Named Executive Officer in line with the recommendation of the Company's compensation consultant which was made following its assessment of competitive long-term incentive compensation levels for each Named Executive Officer.

        The RSUs awarded to the Named Executive Officers are divided equally into time-based RSUs and performance-based RSUs. The time-based RSUs vest in equal installments over a four-year period. In the case of the time-based RSUs awarded in 2013, vesting will take place on March 12, 2014, March 12, 2015, March 12, 2016, and March 12, 2017. In furtherance of the Compensation Committee's desire to tie RSU awards to shareholder return as well as the Company's financial performance, the Named Executive Officers' performance-based RSUs will vest in three equal installments over a four-year period subject to meeting total shareholder return (TSR) and financial performance goals. In the case of the performance-based RSUs awarded in 2013, vesting will be determined on the determination date (the later of March 12, 2015 and the date in 2015 that the Compensation Committee determines the vesting of the performance-based RSUs) and on each of the first two annual anniversaries of the determination date, depending upon (i) the Company's financial performance in 2013 for revenue and adjusted EBITDA and (ii) the Company's total shareholder return (TSR) for 2013 and 2014 in comparison to the NASDAQ Telecommunications Index, subject to continued employment through each vesting date and provided that no performance-based RSUs will vest if the fiscal year 2013 Adjusted EBITDA performance is below the threshold performance goal. More specifically, the number of performance-based RSUs that vest on the determination date and on each of the first two annual anniversaries thereof will be equal to the product of A times B times C, where:

A	=	Sixteen and two-thirds percent (16 2/3%) of the RSUs granted.
B	=	Weighted % Vested from Revenue Performance + Weighted % Vested from Adjusted EBITDA Performance, each of which is determined as follows:

Weighted % Vested from Revenue Performance

Measurement	Weighting	Factor	Amount	% Vested from Revenue Performance
			($ in mils)
FY2013 Revenue	40%
Threshold		95%	$382.40	75%
Target		100%	$402.50	100%
Maximum		105%	$422.60	125%

 Weighted % Vested from Adjusted EBITDA Performance

Measurement	Weighting	Factor	Amount	%Vested from Adjusted EBITDA Performance
			($ in mils)
FY2013 Adjusted EBITDA	60%
Threshold		95%	$116.30	75%
Target		100%	$122.40	100%
Maximum		105%	$128.50	125%

In the event of performance between Threshold and Target or between Target and Maximum, straight-line interpolation will determine the weighted percentages set forth above. If performance is below Threshold, the applicable weighted percentage will equal zero percent (0%). In no event may the Weighted % Vested from Revenue Performance or the Weighted % Vested from Adjusted EBITDA Performance exceed 125%.
C	=	TSR Award Modifier, which ranges from 75% to 125% depending upon the performance of the Company's TSR relative to the performance of the NASDAQ Telecommunications Index (Index) TSR, as follows:

Level	TSR Relative Performance [(Company TSR minus Index TSR) × 100%]	TSR Award Modifier
High	+15% and higher	125%
Target	0%	100%
Low	-15% and lower	75%

Company TSR = (Company Share Ending Price/Company Share Beginning Price) - 1
Index TSR = (Index Ending Price/ Index Beginning Price) - 1

Beginning Price = trading volume weighted average price of the Company's common stock or the NASDAQ Telecommunications Index, as applicable, over the first 5 trading days in January 2013, accounting for the reinvestment of dividends over this period.

Ending Price = trading volume weighted average price of the Company's common stock or the NASDAQ Telecommunications Index, as applicable, over the last 5 trading days in December 2014, accounting for the reinvestment of dividends over this period.
In the event of TSR relative performance between levels, straight-line interpolation will determine the TSR Award Modifier.

        The Weighted % Vested from Revenue Performance, the Weighted % Vested from Adjusted EBITDA Performance, and the TSR Award Modifier allow for the possibility of vesting more than the target number of performance-based RSUs in the event of over-performance in relation to the performance goals as well as for the possibility of vesting fewer than the target number in the event of under-performance.

        During 2013, the Compensation Committee granted a total of 96,144 performance-based RSUs and time-based RSUs (collectively, "Target RSUs") to executives, including the Named Executive Officers. The following chart shows the number of Target RSUs awarded to each Named Executive

Officer in 2013, as well as the maximum number of RSUs that could vest in the event of over-performance ("Maximum RSUs"):

Name	% of Base Salary	Number of Target RSUs	Number of Maximum RSUs
Eric K. Yeaman	100	35,350	45,292
Scott K. Barber	75	14,937	19,138
Robert F. Reich	65	10,777	13,808
John T. Komeiji	50	8,215	10,525
Kevin T. Paul	40	5,775	7,399

        With respect to performance-based RSUs granted to employees prior to 2013 and scheduled to vest in 2014, the Compensation Committee in March 2014 determined the level of performance against the goals set for the 2013 performance period in accordance with amendments it had approved for such performance-based RSUs that sought to align the structure of the performance goals applicable to those RSUs with the performance-based RSUs granted in 2013, and determined that 108.25% of the target performance-based RSUs vested. Under the amendments, the performance-based RSUs granted prior to 2013 will vest based on the achievement of the following categories of performance goals for each of the applicable performance years: (i) the Company's financial performance for revenue and adjusted EBITDA for the applicable performance year and (ii) the Company's total shareholder return (TSR) for a two-year period ending on December 31 of the applicable performance year as compared to the NASDAQ Telecommunications Index. The amendments also provide that participants may receive additional shares upon settlement of the performance-based RSUs if the financial performance goals and/or the relative TSR performance goal exceed the target goals.

        For the performance-based RSUs scheduled to vest in 2013, the applicable performance goal was an increase in the Company's adjusted EBITDA from 2011 to 2012 of at least three percent. Although the performance goal was achieved, the Compensation Committee exercised the discretion specifically permitted it under the applicable RSU agreements and determined that only 83.8% of the performance-based RSUs scheduled to vest in 2013 vested. The Compensation Committee's decision to exercise its discretion and vest less than 100% of the performance-based RSUs scheduled to vest in 2013 was based upon the Company achieving revenue and adjusted EBITDA of $385.5 million and $122.0, respectively, in 2012 against the following threshold and target levels for 2012 revenue and adjusted EBITDA:

Measurement	Weighting	Factor	Amount	% Vested (B)
			($ in mils)
Revenue	50%
Threshold		95%	$381.9	75%
Target		100%	$402.0	100%
Adjusted EBITDA	50%
Threshold			$121.3	75%
Target		100%	$122.5	100%

        For all RSUs, the Compensation Committee has the discretion, after consideration of such factors as it deems appropriate, to reduce the number of performance-based RSUs that otherwise would vest based upon the achievement of the applicable performance goals. In addition, all RSU awards are non-transferable, and the shares issued pursuant to vesting of performance-based RSUs will be non-transferable subject to such transfer restriction lapsing in equal annual installments over a three-year period.

        In the event of death, disability, or termination of employment without cause or for good reason, with the exception of unvested RSUs granted in 2010 to Mr. Yeaman, unvested time-based RSUs held by our Named Executive Officers that otherwise would have vested on the next vesting date would vest immediately on a pro-rated basis, and unvested performance-based RSUs held by our Named Executive Officers that otherwise would have vested on the next determination date or vesting date, as applicable, depending upon achievement of the applicable performance goal, would remain outstanding and vest on such determination date or vesting date, as applicable, on a pro-rated basis. In the case of RSUs granted to Mr. Yeaman in 2010, death or disability would result in the immediate vesting of both the unvested time-based RSUs scheduled to vest on the next vesting date and the unvested performance-based RSUs scheduled to vest on the next determination date, and termination of employment without cause or for good reason would result in the immediate vesting of the unvested time-based RSUs scheduled to vest on the next vesting date while the unvested performance-based RSUs scheduled to vest on the next determination date would remain outstanding and would vest on such determination date depending upon achievement of the applicable performance goal. In all cases, any transfer restrictions applicable to any shares of common stock previously issued to the Named Executive Officers upon vesting of performance-based RSUs would immediately lapse.

        In the event of a change in control, all unvested RSUs granted in or prior to 2012 and held by our Named Executive Officers (with the exception of unvested RSUs granted in 2010 to Mr. Yeaman) would vest immediately. In the case of Mr. Yeaman, the unvested performance-based RSUs granted in 2010 would vest immediately subject to achievement of the applicable performance goal as determined by the Compensation Committee at the time of the change in control, and the unvested time-based RSUs granted in 2010 and scheduled to vest on the next vesting date would vest immediately on a pro-rated basis. In the case of RSUs granted in 2013 and held by our Named Executive Officers, any unvested time-based RSUs would vest immediately and unvested maximum number of performance-based RSUs would vest immediately subject to achievement of the applicable performance goal as determined by the Compensation Committee at the time of the change in control. In all cases, any transfer restrictions applicable to any shares of common stock previously issued to our Named Executive Officers upon vesting of performance-based RSUs would immediately lapse.

  Retirement and Other Benefits

        We have a tax-qualified Section 401(k) retirement savings plan for our employees, including the Named Executive Officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions, not to exceed the applicable statutory income tax limitation (which was $17,500 in 2013). In addition, we may make discretionary contributions to the plan in any year, up to certain limits. In 2013, we provided a matching contribution equal to 100% of a participant's salary deferrals, up to a maximum of 6% of a participant's compensation. Our contributions to the accounts of the Named Executive Officers are shown in the All Other Compensation column of the Summary Compensation Table below. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

        Additional benefits received by our Named Executive Officers include Company- funded executive group life, disability, and accidental death and dismemberment insurance; reimbursement of out-of-pocket medical expenses; entitlement to severance benefits in the event of termination of employment under certain circumstances (as described in more detail below); and group medical plans and medical and dependent care flexible spending accounts available to salaried employees generally.

        Except as described herein, we generally do not provide perquisites or other personal benefits to our Named Executive Officers. Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites in limited circumstances, such as where we believe they are appropriate to assist our executives in the performance of their duties, to make our executives more efficient and effective, and/or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

        While we intend to continue to maintain our current benefits and perquisites for our Named Executive Officers, we have discretion to revise, amend, or add to them. We believe these benefits and perquisites are at competitive levels for comparable companies.

  Severance Benefits

        Our Board of Directors recognizes it is critical to provide competitive compensation packages to attract and retain experienced and skilled executives in a competitive and dynamic labor market. This includes competitive severance benefits. We believe that the severance benefits provided by the employment agreements with our Named Executive Officers and by our Executive Severance Plan, among other things, allow them to maintain continued focus and dedication to their assigned duties to maximize stockholder value. A discussion of the severance benefits of our Named Executive Officers is explained in greater detail under "Potential Payments on Termination or Change in Control" set forth below.

  Other Compensation Policies

  Stock Ownership Guidelines

        Our Board of Directors believes that ownership of our common stock by our directors and officers promotes a focus on long-term growth and aligns the interests of our directors and officers with those of our stockholders. Our stock ownership guidelines require our executives at the senior vice president level and higher, including our Named Executive Officers, and our non-employee directors to achieve, not later than five years after the later of the date of adoption of the stock ownership guidelines and the date the individual becomes subject to the guidelines, ownership of our common stock with a value at least as great as the values noted below:

        Chief Executive Officer, Chief Operating Officer, and senior vice presidents—200% of annual base salary

        Non-employee directors—300% of annual cash retainer

        Such ownership includes ownership of restricted as well as unrestricted shares of common stock, whether owned by the individual, jointly, or by the individual's revocable living trust, as well as unvested time-based restricted stock units. All of our named executive officers have met the ownership guidelines or have time remaining under the guidelines.

  Prohibition Against Certain Equity Transactions

        We have a policy regarding hedging the economic risk of the ownership of shares of our common stock which prohibits the Named Executive Officers from engaging in short sales and similar arrangements involving our common stock.

  Compensation Recovery Policy

        Once final rules regarding clawback policies are issued as contemplated by the Dodd-Frank Act, we intend to develop a policy regarding retroactive adjustments to our Named Executive Officers' compensation in situations where such compensation was predicated upon the achievement of financial results that subsequently were the subject of a financial restatement. Once final rules are released regarding clawback requirements under the Dodd-Frank Act, we intend to review our policies and plans and, if necessary, amend them to comply with the new mandates.

 Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully Submitted By: The Compensation Committee Warren H. Haruki, Chairman Walter A. Dods, Jr. Bernard R. Phillips III

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings, unless we specifically incorporate these reports by reference in some other filed document.

 Relationship between Compensation Plans and Risk

        We believe that the Company's compensation programs, either individually or in the aggregate, do not encourage executives or employees to undertake unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us. We note the following mitigating factors:

  •
  The Compensation Committee sets the performance goals for our annual Performance Compensation Plan. These goals typically are objective financial goals which the Compensation Committee believes are appropriately correlated with stockholder value;

  •
  The use of equity awards fosters executive retention and aligns our executives' interests with those of our stockholders;

  •
  The use of a long-term incentive vehicle, restricted stock units, that vest over a number of years and serve to align our executives' interests with those of our stockholders; and

  •
  Stock ownership guidelines for senior executives, monitored by the Compensation Committee, that encourage alignment with stockholder interests over the long term.

Summary Compensation Table

        The following table sets forth information regarding compensation earned during 2013, 2012, and 2011 by our principal executive officer and principal financial officer, the three other most highly compensated executive officers who were serving as executive officers at the end of 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Eric K. Yeaman	2013	710,000	—	722,628	—	607,760	—	26,710	2,067,098
President and Chief	2012	706,231	—	567,472	—	494,362	—	24,982	1,796,046
Executive Officer	2011	696,000	—	0	—	572,982	—	22,341	1,291,323
Scott K. Barber(1)	2013	386,154	—	541,024	—	239,723	—	92,648	1,259,549
Chief Operating Officer	2012	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—
Robert F. Reich	2013	331,375	—	220,305	—	181,687	—	22,194	755,561
Senior Vice President,	2012	325,908	—	163,044	—	158,702	—	20,629	668,283
Chief Financial Officer	2011	320,000	—	0	—	179,348	—	20,585	519,933
and Treasurer
John T. Komeiji	2013	328,523	—	167,932	—	197,014	—	21,356	714,825
Senior Vice President	2012	323,546	—	161,856	—	147,634	—	20,929	653,965
and General Counsel	2011	317,200	—	0	—	171,799	—	20,848	509,847
Kevin T. Paul(2)	2013	288,769	—	118,053	—	104,146	—	13,393	524,362
Senior Vice President—	2012	284,846	—	35,588	—	70,913	—	13,273	404,621
Technology	2011	118,462	—	250,012	—	39,226	—	44,158	451,858

(1)
Mr. Barber's employment with the Company as Chief Operating Officer commenced January 14, 2013.

(2)
Mr. Paul's employment with the Company as Senior Vice President—Technology commenced August 1, 2011.

(3)
Represents the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit awards under the 2010 Equity Incentive Plan. There can be no assurance that these grant date fair values will ever be realized by the Named Executive Officers. For fiscal 2013, this column includes the grant date fair values of the target number of shares that may be earned pursuant to restricted stock unit awards granted in 2013. See the "Grants of Plan-Based Awards" table below for information on restricted stock unit awards made in fiscal 2013.

(4)
Represents cash performance payments earned for the fiscal year identified in column (b) under the Company's Performance Compensation Plan.

(5)
"All Other Compensation" in 2013 includes: (i) amounts contributed by the Company to its 401(k) plan (Mr. Yeaman—$17,500, Mr. Barber—$13,192, Mr. Reich—$17,363, Mr. Komeiji—$17,500, and Mr. Paul—$10,627), (ii) moving allowance paid to Mr. Barber in the amount of $75,000 pursuant to the terms of his employment agreement, (iii) premiums paid with respect to supplemental term life, accidental death and dismemberment, disability and health benefits for the benefit of the Named Executive Officers, and (iv) reimbursement of out-of-pocket medical expenses for each of the Named Executive Officers.

Employment Agreements

        Each of Messrs. Yeaman, Barber, Reich, Komeiji, and Paul has entered into an employment agreement with us.

        Each of the employment agreements of Messrs. Barber, Reich, Komeiji, and Paul has no specified term but instead provides that the Named Executive Officer is an employee at-will of the Company and that either party may terminate the employment agreement at any time. Mr. Yeaman's employment agreement provides for a term of four years beginning with the date of the Company's emergence from chapter 11 bankruptcy, renewable by the Board upon written notice no later than ninety days prior to the end of such new four-year term. Under the terms of his employment agreement, Mr. Yeaman is eligible to receive an annual performance payment under our Performance Compensation Plan, pursuant to which performance payments are tied to achieving certain corporate and/or individual performance goals, with a target performance payment equal to 100% of his annual salary and a maximum opportunity of 125% of his annual salary. His agreement also provides that his potential lump sum cash severance payment in the event of termination without cause or for good reason will be two times the sum of his annual base salary and his target level payment under the Performance Compensation Plan.

        Under the terms of their employment agreements, Messrs. Barber, Reich, Komeiji, and Paul also are each eligible to receive an annual performance payment under our Performance Compensation Plan, pursuant to which performance payments are tied to achieving certain corporate and/or individual performance goals, with target performance payments ranging from 40% to 75% of annual salary. They also are entitled to participate in our 2010 Equity Incentive Plan and our employee benefit plans, programs and arrangements at a level commensurate with their position.

Grants of Plan-Based Awards

        The following table summarizes pertinent information concerning plan-based awards granted to the Named Executive Officers during 2013:

Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Eric K. Yeaman	—	532,500	710,000	887,500	—	—	—	—	—	—	—
President and Chief Executive	3/11/13	—	—	—	—	17,675	27,617	—	—	—	366,580
Officer and Director	3/11/13	—	—	—	—	—	—	17,675	—	—	355,975
Scott K. Barber	—	212,019	282,692	353,365	—	—	—	—	—	—	—
Chief Operating Officer	3/11/13	—	—	—	—	7,468	11,670	—	—	—	154,886
	3/11/13	—		—	—	—	—	7,468	—	—	150,406
Robert F. Reich	—	161,471	215,295	269,119	—	—	—	—	—	—	—
Senior Vice President, Chief	3/11/13	—	—	—	—	5,388	8,420	—	—	—	111,747
Financial Officer and	3/11/13	—	—	—	—	—	—	5,388	—	—	108,514
Treasurer
John T. Komeiji	—	160,088	213,450	266,813	—	—	—	—	—	—	—
Senior Vice President and	3/11/13	—	—	—	—	4,107	6,418	—	—	—	85,179
General Counsel	3/11/13	—	—	—	—	—	—	4,107	—	—	82,715
Kevin T. Paul	—	86,597	115,462	144,328	—	—	—	—	—	—	—
Senior Vice President—	3/11/13	—	—	—	—	2,887	4,512	—	—	—	59,876
Technology	3/11/13	—		—	—	—	—	2,887	—	—	58,144

(1)
Represents potential payouts under the Company's Performance Compensation Plan. The actual payouts are reflected in column (g) of the Summary Compensation Table.

(2)
Each restricted stock unit award listed in columns (g) was granted under the 2010 Equity Incentive Plan and represents half of the restricted stock unit awards granted on the grant dates shown in column (b). These restricted stock unit awards are performance-based and vest in three equal installments over four years subject to the performance goals being met as described in "Executive Compensation Program—2010 Equity Incentive Plan" above. The other half of the restricted stock unit awards granted on the grant date shown in column (b) are listed in column (i). These restricted stock unit awards are time-based and vest in equal annual increments over a four-year period each March 12 of 2014, 2015, 2016, and 2017.

Outstanding Equity Awards at Fiscal Year-End

        The following table summarizes the outstanding equity award holdings held by the Named Executive Officers at December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Eric K. Yeaman	—	—	—	—	—	—	—	184,705	5,424,786
President and Chief Executive
Officer and Director
Scott K. Barber	—	—	—	—	—	—	—	31,138	914,523
Chief Operating Officer
Robert F. Reich	—	—	—	—	—	—	—	44,615	1,310,343
Senior Vice President, Chief
Financial Officer and Treasurer
John T. Komeiji	—	—	—	—	—	—	—	38,767	1,138,587
Senior Vice President
and General Counsel
Kevin T. Paul	—	—	—	—	—	—	—	19,543	573,978
Senior Vice President—Technology

(1)
Assumes that the maximum performance goals were achieved.

(2)
The market value of the restricted stock units that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2013, which was $29.37 per share.

 Option Exercises and Stock Vested

        The following table sets forth the number of shares acquired on vesting of restricted stock units by each of the Named Executive Officers during fiscal year 2013. The table also presents the value realized upon such vesting, as calculated based on the closing price per share of our common stock on the vesting date. Amounts presented in the "Valued Realized on Vesting" column under "Stock Awards" do not necessarily mean that the Named Executive Officer has actually sold the vested shares for cash. None of our Named Executive Officers exercised stock options during fiscal year 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eric K. Yeaman	55,202	1,291,352
President and Chief Executive Officer and Director
Scott K. Barber(1)	0	0
Chief Operating Officer
Robert F. Reich	11,741	272,441
Senior Vice President, Chief Financial Officer and Treasurer
John T. Komeiji	11,641	270,132
Senior Vice President and General Counsel
Kevin T. Paul	2,903	67,976
Senior Vice President—Technology

(1)
Mr. Barber's employment with the Company commenced January 14, 2013.

Pension Benefits

        None of the Named Executive Officers participate in or have account balances in the Hawaiian Telcom Management Pension Plan.

Nonqualified Deferred Compensation

        None of the Named Executive Officers participate in or have account balances in a non-qualified defined contribution plan or other deferred compensation plan maintained by the Company.

Potential Payments on Termination or Change in Control

        The quantities stated below assume termination as of December 31, 2013.

        Upon termination of Mr. Yeaman's employment either by us without cause or by him for good reason as of December 31, 2013, he is entitled to receive a lump sum equal to (i) two times the sum of his annual base salary and his annual performance payment at the target level under the Performance Compensation Plan ($2,840,000), and (ii) the amount of his annual performance payment under the Performance Compensation Plan deemed to be earned for the most recent fiscal year but not yet paid, in the event the termination occurs after the beginning of the year but prior to the date of payment ($607,760).

        Upon termination of Mr. Barber's employment either by us without cause or by him for good reason, he is entitled to (i) continue to receive his base salary for twelve months following termination ($400,000), subject to termination in the event he breaches any of the covenants described in his employment agreement, (ii) continue to receive, for 12 months, coverage for himself and any dependents under the Company group health benefit plans in which they were entitled to participate immediately prior to the date of termination other than certain supplemental coverage plans available to senior executives ($12,129), and (iii) a pro-rata portion of his performance payment under the Performance Compensation Plan for the year of termination ($239,723), to be paid at the same time as performance payments are paid to the other executive officers. His employment agreement also provides that, upon termination of his employment due to his death or disability, he or his estate is entitled to receive a lump sum equal to six months of his base salary ($200,000) and the pro-rata portion of his performance payment under the Performance Compensation Plan based upon the Company's year-to-date performance ($239,723), to be determined in good faith by the Compensation Committee.

        Upon termination of Mr. Reich's employment either by us without cause or by him for good reason, he is entitled to (i) continue to receive his base salary for twelve months following termination ($333,000), subject to termination in the event he breaches any of the covenants described in his employment agreement, (ii) continue to receive, for 12 months, coverage for himself and any dependents under the Company group health benefit plans in which they were entitled to participate immediately prior to the date of termination other than certain supplemental coverage plans available to senior executives ($12,129), and (iii) a pro-rata portion of his performance payment under the Performance Compensation Plan for the year of termination ($181,687), to be paid at the same time as performance payments are paid to the other executive officers. His employment agreement also provides that, upon termination of his employment due to his death or disability, he or his estate is entitled to receive a lump sum equal to six months of his base salary ($166,500) and the pro-rata portion of his performance payment under the Performance Compensation Plan based upon the Company's year-to-date performance ($181,687), to be determined in good faith by the Compensation Committee.

        Upon termination of Mr. Komeiji's employment either by us without cause or by him for good reason, he is entitled to (i) continue to receive his base salary for twelve months following termination ($330,000), subject to termination in the event he breaches any of the covenants described in his employment agreement, (ii) continue to receive, for 12 months, coverage for himself and any dependents under the Company group health benefit plans in which they were entitled to participate immediately prior to the date of termination other than certain supplemental coverage plans available to senior executives ($17,132), and (iii) a pro-rata portion of his performance payment under the Performance Compensation Plan for the year of termination ($197,014), to be paid at the same time as performance payments are paid to the other executive officers. His employment agreement also provides that, upon termination of his employment due to his death or disability, he or his estate is entitled to receive a lump sum equal to six months of his base salary ($165,000) and the pro-rata portion of his performance payment under the Performance Compensation Plan based upon the Company's year-to-date performance ($197,014), to be determined in good faith by the Compensation Committee.

        Upon termination of Mr. Paul's employment either by us without cause or by him for good reason, he is entitled to (i) continue to receive his base salary for twelve months following termination ($290,000), subject to termination in the event he breaches any of the covenants described in his employment agreement, (ii) continue to receive, for 12 months, coverage for himself and any dependents under the Company group health benefit plans in which they were entitled to participate immediately prior to the date of termination other than certain supplemental coverage plans available to senior executives ($16,619), and (iii) a pro-rata portion of his performance payment under the Performance Compensation Plan for the year of termination ($104,146), to be paid at the same time as performance payments are paid to the other executive officers. His employment agreement also provides that, upon termination of his employment due to his death or disability, he or his estate is entitled to receive a lump sum equal to six months of his base salary ($145,000) and the pro-rata portion of his performance payment under the Performance Compensation Plan based upon the

Company's year-to-date performance ($104,146), to be determined in good faith by the Compensation Committee.

        In addition, upon termination of employment, each of the Named Executive Officers will be entitled to receive the sum of his unpaid annual base salary through the date of termination, any unpaid expenses, and any unpaid accrued vacation pay. None of the Named Executive Officers was entitled to a cash payment in the event of a change in control of the Company as of December 31, 2013. As described in "Executive Compensation Program—2010 Equity Incentive Plan" above, the Named Executive Officers also have certain vesting rights with respect to their unvested restricted stock units in the event of a change in control of the Company as of December 31, 2013 or termination by us without cause, by them for good reason, or due to death or disability.

        The following table reflects the total payments that each Named Executive Officer would have received if the following events had occurred as of December 31, 2013:

Name	Termination w/o Cause or Resignation for Good Reason(1)(2)	Termination Upon Death/Disability(1)(2)	Change in Control(2)(3)
Eric K. Yeaman	$5,421,734	$2,581,734	$2,982,338
Scott K. Barber	$1,077,803	$877,803	$914,523
Robert F. Reich	$829,471	$662,971	$1,078,624
John T. Komeiji	$822,761	$657,761	$976,641
Kevin T. Paul	$475,218	$330,218	$380,576

(1)
Represents the sum of cash payments pursuant to the Named Executive Officers' employment agreements and the value of their RSUs that vest as a result of such termination.

(2)
Assumes that the applicable performance goal was achieved with respect to the Named Executive Officers' unvested performance-based RSUs scheduled to vest at the next determination date.

(3)
Represents the value of the Named Executive Officers' RSUs that vest as a result of a change in control. In addition, each Named Executive Officer would receive the payment listed in the column "Termination w/o Cause or Resignation for Good Reason" in the event that executive is terminated without cause or terminates for good reason upon a change in control.

        Each employment agreement prohibits the Named Executive Officer from competing with us or soliciting our employees and customers during the term of his employment and for one year (two years in the case of Mr. Yeaman) following the termination of his employment or the expiration of his term of employment, whichever is longer. Each employment agreement also places restrictions on the dissemination by the Named Executive Officer of confidential or proprietary information.

Compensation of Directors

        The compensation of directors is determined by the full Board. The Compensation Committee annually reviews the non-employee director compensation (including cash retainer, cash meeting fees and equity awards) and recommends to the full Board for adoption any changes to such compensation. Changes to non-employee director compensation are made to ensure that their compensation levels are market-competitive and that the compensation structure supports our business objectives, aligns the directors' interests with those of our stockholders, and reflects competitive best practices.

        In January 2013, pursuant to the request of the Compensation Committee, Pay Governance completed an evaluation of the Company's non-employee director compensation. Consistent with the recommendations of Pay Governance, the Compensation Committee recommended, and the Board approved in March 2013, increasing the value of the non-employee directors' annual restricted stock unit grants and the stock ownership guideline applicable to them to be within competitive levels and changing the vesting period of the restricted stock units from three years to one year to align with the directors' one-year term. In accordance with Pay Governance's determination that the total compensation for Board Committee members was competitive but that the total compensation for the Chairman of the Board was below competitive, the Compensation Committee also recommended, and the Board approved in March 2013, increasing the Chairman's annual cash retainer and annual equity grant. The Board further approved, pursuant to recommendation of the Compensation Committee, to increase the additional annual fee for the Chairman of the Nominating and Governance Committee.

        As a result, following the March 2013 changes to the Company's non-employee director compensation, non-employee directors receive an annual cash retainer of $50,000 (an additional $30,000 if also serving as Chairman of the Board); an additional annual fee if also serving as Chairperson of a committee of the Board ($15,000 for the Audit Committee, $10,000 for the Compensation Committee, $7,500 for the Nominating and Governance Committee, and $5,000 for the Executive Committee); annual equity grants valued at $45,000 (an additional $35,000 if also serving as Chairman of the Board); and an attendance fee of $1,500 per Board or committee meeting attended in person or telephonically.

        The following table sets forth a summary of the compensation earned by our non-employee directors during 2013.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Kurt M. Cellar	66,500	45,114	—	—	—	0	111,614
Walter A. Dods, Jr.	73,512	45,114	—	—	—	0	118,626
Warren H. Haruki	84,000	45,114	—	—	—	0	129,114
Richard A. Jalkut	103,524	80,218	—	—	—	0	183,742
Steven C. Oldham	89,000	45,114	—	—	—	0	134,114
Bernard R. Phillips III	71,000	45,114	—	—	—	0	116,114

(1)
"Stock Awards" represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, of restricted stock unit awards issued to non-employee directors pursuant to the 2010 Equity Incentive Plan. There can be no assurance that these grant date fair values will ever be realized by the non-employee directors.

Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee are Messrs. Haruki (Chairman), Dods, and Phillips. None of the members of our Compensation Committee serves, or has served, as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

 Certain Relationships and Related Transactions

        The Company's Code of Business Conduct and conflict of interest procedures require employees to disclose any actual or perceived conflict of interest and any material transaction that could be expected to give rise to a conflict of interest, including a potential related party transaction. Any potential conflict of interest must be approved by the Chief Executive Officer, or if the conflict of interest involves a material amount, by the Board of Directors, based on consideration of all relevant facts and circumstances. Directors also are required, pursuant to the Code of Conduct of the Board of Directors of the Company, to disclose any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company. Such disclosure must be made promptly to the Chairman of the Nominating and Governance Committee.

OTHER INFORMATION

Stockholder Proposals for the 2015 Annual Meeting

        Proposals of stockholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Company's Annual Meeting in 2015 must be received at the Company's headquarters on or before November 14, 2014 in order to be considered for inclusion in the 2015 Proxy Statement and proxy. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the Company's headquarters not later than February 5, 2015. The Company's Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act be submitted, in accordance with section 2.9 of the Bylaws, not earlier than January 6, 2015 and not later than February 5, 2015; provided, however, that in the event the 2015 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2014 Annual Meeting, notice by the stockholders in order to be timely must be received by the Company not later than the close of business on the 10th day following the day on which notice of the date of the 2015 Annual Meeting was mailed or public disclosure of the date of the 2015 Annual Meeting was made, whichever occurs first.

OTHER MATTERS

        The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ FRANCIS K. MUKAI Francis K. Mukai Secretary

Dated: March 14, 2014

Appendix A

Schedule of Adjusted EBITDA Calculation
(Unaudited, dollars in thousands)

	For Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
Net income	$2,629	$98,639	$10,488	$109,982
Income tax provision (benefit)	3,261	(91,016)	8,782	(91,362)
Interest expense and other income and expense, net	4,157	5,262	22,501	27,236
Depreciation and amortization	18,769	18,943	77,301	70,908
Non-cash stock compensation	850	529	2,736	1,872
Gain on sale of property	—	—	(6,546)	—

EBITDA	29,666	32,357	115,262	118,636
Non-recurring costs	695	910	2,553	2,565
Severance costs	—	—	712	752
Wavecom integration costs	374	—	1,343	—

Adjusted EBITDA	$30,735	$33,267	$119,870	$121,953

A-1

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Richard A. Jalkut O Kurt M. Cellar O Walter A. Dods, Jr. O Warren H. Haruki O Steven C. Oldham O Bernard R. Philips III O Eric K. Yeaman 2. To adopt, on a non-binding advisory basis, a resolution approving the compensation of our named executive officers as described in the proxy statement. 3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL NOS. 2 AND 3. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF HAWAIIAN TELCOM HOLDCO, INC. May 6, 2014 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL NOS. 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 20730300000000000000 9 050614 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://ir.hawaiiantel.com MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

ANNUAL MEETING OF STOCKHOLDERS OF HAWAIIAN TELCOM HOLDCO, INC. May 6, 2014 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://ir.hawaiiantel.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors O Richard A. Jalkut O Kurt M. Cellar O Walter A. Dods, Jr. O Warren H. Haruki O Steven C. Oldham O Bernard R. Philips III O Eric K. Yeaman 2. To adopt, on a non-binding advisory basis, a resolution approving the compensation of our named executive officers as described in the proxy statement. 3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL NOS. 2 AND 3. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL NOS. 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20730300000000000000 9 050614 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 HAWAIIAN TELCOM HOLDCO, INC. Proxy for Annual Meeting of Stockholders on May 6, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Richard A. Jalkut and Eric K. Yeaman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hawaiian Telcom Holdco, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 6, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. (Continued and to be signed on the reverse side.)